Exhibit 10.2

October 3, 2016

James H. Erlinger III

6213 Carlyle Drive

Raleigh, NC 27614

Dear Jim,

We are very pleased you will continue to be the Executive Vice President, General Counsel of Quintiles IMS Holdings, Inc., the successor company to Quintiles Transnational Holdings Inc. (the “Company”). Your employment is currently subject to the terms and conditions set forth in your employment agreement with Quintiles Transnational Corp., dated November 1, 2012, and will continue to be subject to the terms and conditions of such agreement, except as modified below. The terms of this letter will become effective upon the closing of the Quintiles IMS Health merger and the approval of the compensation committee of the Quintiles IMS Holdings, Inc. board (the “Committee”).

In consideration of your services, you will continue to be paid a base salary of $475,000 per year, subject to annual review concurrent with the annual review cycle then in effect at the Company. Your annual incentive target will be 75% of your base salary, subject to the terms and conditions of the Annual Incentive Plan (or such successor or additional plans, the “AIP”). Actual payments will be determined based on applicable performance goals, subject to the terms and conditions set forth in the AIP. You will also be eligible to receive an annual equity award commensurate with amounts, terms and conditions applicable to similarly situated executive officers of the Company, subject to the applicable terms, conditions and eligibility requirements of the Company’s equity plans and programs, as they may exist from time to time, and the approval of the Committee.

In addition, if you elect to terminate your employment by retirement at any time after reaching age sixty (60) (the “Retirement Date”), then any of your unvested equity awards that have been outstanding for at least one year prior to your Retirement shall fully vest; provided that any unvested equity awards that are subject to performance-based vesting criteria for which the performance period has not been completed shall vest at the higher of (x) the actual performance achieved for the applicable performance period as of the Retirement Date as determined using a reasonable method to make such calculation as determined by the Company in its sole discretion or (y) the target performance level for the applicable performance period.

To the extent the terms and conditions in this letter differ from your current role and employment with Quintiles, you consent to these changes. You agree that none of these changes will constitute grounds for “good reason” under, or a material breach of, (a) your employment agreement with Quintiles, (b) the Quintiles Change in Control Severance Plan (“Plan”), or (c) any similar agreement, plan or policy with Quintiles of any of its affiliates; including without limitation by reason of the following: change in position, change in title, change in duties, responsibilities or authority, change in reporting relationship or relocation of your principal place of employment. Except as set forth herein, you shall continue to be eligible to participate in the Plan, in accordance with its terms as of the date of this letter, with respect to the Quintiles IMS Health merger, for a period of two (2) years following the closing of the merger.

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We eagerly await your acceptance in writing and look forward to working with you in this role, where we are confident you will find enormous opportunity for growth and development.

Best regards,

/s/ Ari Bousbib
Ari Bousbib Chairman & CEO, IMS Health Holdings, Inc.

/s/ Tom Pike
Tom Pike CEO, Quintiles Transnational Holdings Inc.

I have read, understood and accept the terms and conditions of this letter.

/s/ James H. Erlinger III
James H. Erlinger III EVP, General Counsel

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